Exhibit 10.1

Board Policy on Severance Agreements with Senior Executives

As of October 11, 2005

The Board of Directors has adopted the following policy with reference to severance agreements with “Senior Executives”:

1.	The term “Senior Executives” is to be defined as the Chairman, Chief Executive Officer, the President, Executive Vice Presidents, Senior Vice Presidents and Controller of the Company.

2.	In the event of termination of a Senior Executive without cause the Senior Executive would be eligible to receive:

•	Severance payments in accordance with the terms and conditions of the Company Severance Plan in effect at the time of such termination, plus;

•	A lump sum cash payment which when combined with the severance payments described above would not exceed two (2) times the Senior Executive’s current (i) base salary plus (ii) target bonus. The determination of the amount of any lump sum cash payment would be made by the Management Development & Compensation Committee. If the Senior Executive being terminated is also a member of the Board of Directors, the determination of the amount of the lump sum cash payment, if any, would be made by the independent members of the Board of Directors, based on the recommendation of the Management Development & Compensation Committee.

3.	In addition to the payments set forth in Section 2 above, the Senior Executive may also be eligible to the following in accordance with the terms of the applicable plans:

•	Vesting of any restricted stock in accordance with the terms of the Performance Share Plan;

•	If the individual is eligible for retirement, any benefits payable under the terms of any qualified or non-qualified Company pension plan(s) then in effect;

•	Any other miscellaneous post-termination benefits (e.g., continuation of medical and dental coverage) generally available to a larger class of employees or to employees generally.

4.	The determination of the value of any cash payments that are payable over a period of time, shall be made by the Management Development and Compensation Committee or by the Board of Directors in its sole discretion using commonly accepted valuation techniques and principles.

5.	In the event the present cash value of any negotiated severance agreement with a Senior Executive were to exceed the limitations set forth above, prior to the payment of the amount exceeding such limit, the Board of Directors shall seek shareholder approval or ratification of the amount of the payment that exceeds the limitation set forth above at the next annual meeting or any special meeting of shareholders, whichever occurs first.

6.	The term “severance agreement” does not include an agreement for future services to be rendered to the Company (e.g., consulting agreements), or an agreement to refrain from certain conduct (e.g., covenants not to compete, covenants not to solicit, etc.).

7.	This Severance Policy can only be amended, modified or rescinded by action of the Board of Directors, which may do so at any time in its sole discretion.

This Policy supersedes the Board Policy on Severance Agreements with Senior Executives as adopted—October 14, 2003

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